Exhibit 10.1

Social Media Broadcasts (SMB) Limited Commercial Licensing Agreement

Licensing for Specified Territories

THIS AGREEMENT is made and entered into on 11 September 2013

BY AND BETWEEN:

(1)

Social Media Broadcasts (SMB) Limited, a company duly incorporated under the laws of the Hong Kong, Special Administrative Region, People’s Republic of China and having its registered office/principal place of business at Suite 1802, 18th Floor, Chinachem Exchange Square, 1 Hoi Wan Street, Quarry Bay, Hong Kong (the “Licensor”); and

(2)

Media Analytics Corporation, a company duly incorporated under the laws of the United States of America and having its registered office/principal place of business at Suite 1802, 18th Floor, Chinachem Exchange Square, 1 Hoi Wan Street, Quarry Bay, Hong Kong (the “ Licensee”).

WHEREAS:

(A)	The Licensor has developed and delivers software applications “as-a-service” over the Internet.

(B)	The Licensee is principally engaged as a solution provider and wishes to refer or resell such services.

(C)

The Licensor wishes to grant to the Licensee the right to the sales and marketing of the Klarity Analytic Dashboard (“Klarity”) in Canada, the United States and the United Kingdom (including the Republic of Ireland) on the terms set out in this Agreement, and the Licensee has agreed to accept such terms.

IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:

1.	Definitions and Construction

1.1	In this Agreement, unless provided otherwise, the following words shall have the following meanings:-

“Agreement” means this agreement, including all schedules, as duly amended from time to time;

“Confidential Information” means this Agreement and all information disclosed by one party to the other or otherwise received by the other in the negotiations, entering into and performance of this Agreement, which is expressly marked as confidential or which concerns the technology, know-how, methodology of supply, business, developments and finances of that party or of the suppliers, customers or clients of that party (and in the case of Confidential Information of the Licensor, includes the Software and the Documentation);

“Documentation” means the standard technical and user documentation supplied by the Licensor in conjunction with Klarity;

“Force Majeure” shall have the meaning defined in Clause [18];

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Licence Fees” means the fees payable by the Licensee to the Licensor in consideration for the grant of its licence to use Klarity;

“Licensee Affiliate” means an individual, corporation, partnership, trust, association, group, governmental agency or other person or entity which is controlled by, controls or is under common control with the Licensee;

“Licensee’s Website” means any websites owned by or licensed to the Licensee (or Licensee Affiliates) distributed or made available by the Licensee (or Licensee Affiliates) over the internet in relation to Klarity;

“Software” means the Klarity analytic dashboard (“Klarity”);

“Specified Territories” means such countries and territories as may be agreed between the Licensor and the Licensee from time to time;

“Term” means the duration of this Agreement as specified in Clause [13];

“Updates” means new functionality in respect of Klarity released at the discretion of the Licensor;

“Use” means the right to permit Klarity to be accessed by each User by a single computer owned or operated by that User for the purposes of enabling the User to connect with Klarity;

“Users” means the end-users of Klarity.

1.2	In this Agreement, a reference to:

(a)	a clause is, except where otherwise stated, a clause of this Agreement and the headings in this Agreement are for convenience only and shall not affect its interpretation;

(b)

any statute or statutory provision includes, except where otherwise stated, the statute or statutory provision as amended, consolidated or re-enacted from time to time before the date of this Agreement and includes any subordinate legislation made under the statute or statutory provision (as so amended, consolidated or re-enacted) before the date of this Agreement; and

(c)

“including” or “includes” is illustrative, neither of them shall limit the sense of the words preceding them and each of them shall be deemed to incorporate the expression “without limitation”.  “Other” and “otherwise” are also illustrative and shall not limit the sense of the words preceding them.

2.	Granting of Software License

2.1

Subject to the provisions of this Agreement, the Licensor hereby grants to the Licensee a non-assignable and exclusive license within the Specified Territories for a period of two (2) years] from the [date of this Agreement] pursuant to which the Licensee shall be permitted:-

(a)	to sell and market Klarity in Canada, the United States and the United Kingdom (including the Republic of Ireland); and

(b)	to establish re-sellers to sell and market Klarity within the Specified Territories (with the prior approval of the Licensor)

2.2	The rights granted under Clauses 2.1 may be extended for such further period(s) and upon such terms as may be mutually agreed in writing by the parties.

2.3

The Licensor shall not be involved in any dispute or claim that may arise between the User and the Licensee unless the said dispute or claim related specifically to the use of Klarity in which case the same shall be subject to the relevant terms and conditions governing the use of Klarity prevailing from time to time and the dispute or claim was notified to Licensor within 30 days of occurrence.

3.	Obligations of the Licensor

3.1

In consideration of the payment by the Licensee of the License Fees, the Licensor shall use its reasonable endeavours to ensure that Klarity is made available in a professional manner according to the terms and conditions set out in this Agreement.

3.2

The Licensor shall use its reasonable endeavours to ensure that Klarity is continuously available to Users via the Internet at all times during the Term, save and except for periods of Force Majeure and any periods of maintenance as referred to in Clause 3.4.

4.	Prohibited acts

4.1	The Licensee shall not, except as expressly permitted by this Agreement:-

(a)	load Klarity onto a network server for the purposes of distribution to one or more other computer on that network or to effect such distribution;

(b)

rent, lease, sub-licence, loan, copy, modify, adapt, merge, translate, reverse engineer, decompile, disassemble or create derivative works based on the whole or any part of Klarity or the Documentation or reproduce Klarity and/or the Documentation or any part thereof in any way;

(c)

directly provide or host Klarity or the Documentation in whole or in part (including program listings, object and source code) to any third parties, except with the Licensor’s prior written consent; or

(d)	remove the Licensor’s trade mark, copyright notice or any other proprietary notice from Klarity or the Documentation.

4.2

The Licensee agrees with and undertakes to the Licensor that it will not accept or grant a license of, use, offer, distribute or promote any social media analytic software in the Specified Territories other than Klarity for the initial duration of this agreement and any extensions thereto as well as a period of twelve (12) months from the date of final termination hereof.

5.	License Fees

5.1	In consideration of the license and rights granted under Clause 2, the Licensee shall pay to the Licensor the following License Fees:-

(a)	an initial non-refundable fixed fee of US$300,000;

(b)	an annual technical support fee of US$120,000 initially payable within 30 days of the date of this agreement and thereafter, prior to the anniversary date of this agreement; and

(c)	a 30% royalty payment on all sales of Klarity.

5.2

All License Fees shall be paid by the Licensee by telegraphic transfer to such bank account as may be designated by the Licensor from time to time, or in such other manner as the Licensor may from time to time direct. All sums owing under this Agreement shall be paid by the Licensee without deduction or set off.

5.3

The Licence Fees (and any other charges and fees payable pursuant to this Agreement) are exclusive of and net of any taxes, duties or such other additional sums, including value added or purchase tax, excise tax, tax on sales, property or use and import or other duties, whether levied in respect of this Agreement, Klarity, its use or otherwise, all of which shall be payable by the Licensee in any event.

5.4

If any sum payable by the Licensee pursuant to this Agreement is not paid on the due date for payment (and without prejudice to the other rights and remedies of the Licensor), the Licensor reserves the right to charge interest on all sums overdue from the due date for payment to the date of actual payment (both before and after judgment), at the rate of five per cent (5%) above the best lending rate from time to time of The Hongkong and Shanghai Banking Corporation Limited, compounded monthly.

5.5

The Licensee shall, at the same time as effecting payment of the License Fees, provide to the Licensor a statement giving full particulars of the calculation of the License Fees for the relevant month (including details of the revenue derived during that month, all fees charged to and paid by the Users, any discounts or other rebates given and, the aggregate Gross Revenue.

6.	Audit

6.1

The Licensor or its duly authorised agent may, upon not less than 12 hours notice to the Licensee (which notice may be given by fax and shall be deemed served 2 hours after despatch) enter any of the Licensee’s premises during business hours for the purposes of auditing the Licensee’s use of the Software and/or the calculation and/or payment of the License Fees.

6.2	The Licensee shall provide the Licensor with all reasonable assistance in the conduct of the audit.

6.3	The Licensor shall use its reasonable endeavours to minimise any disruption caused to the Licensee’s operations as a result of the audit.

6.4

The Licensor (or its agent) shall be entitled to take copies of such documents as are relevant to the audit of the Licensee’s use of the Software and/or the calculation and/or payment of the License Fees.  To the extent that such documents contain information which is confidential to the Licensee, the Licensor shall maintain such information in confidence and utilise it only for the purposes of the audit.

6.5

In the event of any dispute as to the amount of any License Fees payable pursuant to Clause 5 which is not resolved between the parties, the matter shall [at the request of either party be referred for decision to an independent firm of international certified public accountants (the “Independent Accountants”) to be appointed by agreement between the parties or, in default of such agreement, by the President for the time being of the Hong Kong Institute of Certified Public Accountants. Each of the Licensor and the Licensee will provide the Independent Accountants with all information which they require and the Independent Accountants shall be entitled (to the extent that they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Licensee. The Independent Accountants shall act independently and objectively as experts and not as arbitrators and their determination shall (in the absence of manifest error) be final and binding on the parties (or insert other preferred method of resolving disputes)].

6.6

The costs of any audit and/or the fees and expenses of the Independent Accountants shall be borne by the Licensor unless a material deficiency in the License Fees paid to the Licensor is disclosed, in which event the Licensee shall pay such costs, fees and expenses in addition to the payment of such deficiency.  For the purposes of this Clause, a material deficiency shall occur where the amount of any License Fees paid by the Licensee to the Licensor is found to be less than 95% of the amount of License Fees found to be actually due to the Licensor (pursuant to the provisions of Clause 5) (only applicable if clause 6.5 is kept).

7.	Warranties and Indemnification

7.1	The Licensee represents and warrants that during the Term:-

(a)

it is duly incorporated, organized and validly existing under the laws of the jurisdiction of its incorporation, has all requisite powers, licenses and permits and has undertaken all actions and has fulfilled all conditions to enter into, to perform under and to comply with its obligations under this Agreement;

(b)	the business carried on by it is a legitimate, lawful business in the jurisdiction in which is conducts business and complies with all laws, regulations and requirements applicable to its business;

(c)

the Licensee will indemnify and keep harmless the Licensor, its parent, subsidiaries, affiliates, officers, directors, representatives, agents, and employees from and against any and all claims, losses, liabilities, costs, and other expenses incurred as a result of or arising directly or indirectly out of or in connection with:

(i)	any misrepresentation, breach of warranty or non-fulfillment of any undertaking on its part under this Agreement;

(ii)	any claims, demands, awards, judgments, actions and proceedings by whomsoever made, arising out of or in any way connected with the Licensee’s performance under this Agreement;

(iii)	any claims, demands, awards, judgments, actions and proceedings made by third parties arising out of, or in any way connected with the transactions between the Licensee and any User.

7.2	The Licensor represents and warrants that during the Term:-

(a)

it is duly incorporated, organized and validly existing and in good standing under the laws of Hong Kong, has all requisite powers, licenses and permits and has undertaken all actions and has fulfilled all conditions to enter into, to perform under and to comply with its obligations under this Agreement; and

(b)

it has all necessary rights and authority to execute and deliver this Agreement and to license Klarity to the Licensee on the terms of this Agreement and otherwise to perform its obligations hereunder and nothing contained in this Agreement or in the performance of this Agreement will place the Licensor in breach of any other contract or obligation.

7.3

Except as otherwise provided herein, the Licensor expressly disclaims all other representations, warranties or conditions, whether express, implied, statutory or otherwise, including, without limitation, the implied warranties of merchantability, title, fitness for a particular purpose and non-infringement of third party rights.  Without limiting the generality of the foregoing, the Licensor does not warrant that the Software will meet the Licensee’s requirements, that the operation of the Software will be uninterrupted or error-free or that defects in the Software will be corrected.

8.	Ownership of Intellectual Property Rights

8.1

The Licensor will own and retain ownership of all rights, titles and interests in and to all intellectual property rights in Klarity [and all Documentation], including, but not limited to,  graphics, start-up information and materials, designs, methods, architecture, materials, publications, business plans and other tangible intellectual property-based assets of any kind whether in machine readable, printed or other form and including, without limitation, all revisions, enhancements, technical know-how, patents, copyrights, trademarks, and trade secrets.

8.2	The Licensee shall promptly notify the Licensor in writing of any actual, threatened or suspected infringement of such intellectual property rights of which it is or becomes aware.

8.3

If any modifications, adaptations, amendments or additions are made to the Software, the intellectual property rights in such modifications, adaptations, amendments or additions shall vest in the Licensor.  The Licensee shall have a licence to use them on the same terms as are set out in this Agreement.

8.4

Except as expressly stated in this Agreement, the parties will have no rights of any kind in or to any of each other’s intellectual property. There are no implied licenses under this Agreement, and any rights not expressly granted under this Agreement are reserved by the respective party.

9.	Confidentiality

9.1	Each party (each, a “Recipient”) shall:

(a)

use the Confidential Information of the other party (the “Disclosing Party”) only as permitted under this Agreement and will use reasonable measures to prevent the disclosure of such Confidential Information to any third party, without the Disclosing party’s prior written consent;

(b)	take measures that are no less protective than those measures it uses to protect the confidentiality of its own comparable Confidential Information; and

(c)	procure that its employees comply with the requirements of confidentiality contained in this Agreement.

9.2	Each Recipient agrees to maintain the Disclosing Party’s Confidential Information in a reasonably secure location.

9.3	The restrictions contained in Clause 9.1 shall not apply to any Confidential Information which:

(a)	comes into the public domain otherwise than through a breach of Clause 9.1; or

(b)	is required by a court of competent jurisdiction or by a governmental or regulatory authority to be disclosed or where there is a legal right, duty or requirement to disclose; or

(c)	is known to the Recipient prior to its disclosure by the Disclosing Party.

9.4

The Licensor shall be entitled to disclose Confidential Information about the Licensee and this Agreement to any agents, contractors or advisers who provide a service to the Licensor in relation to the performance or enforcement of this Agreement.

9.5	The Licensee shall inform the Licensor immediately should any customer data, including but not limited to credit card data, be compromised, stolen or disclosed in any way.

10.	Liability

10.1

Notwithstanding any other provisions of this Agreement, neither party excludes or limits its liability for death or personal injury caused by its negligence or for fraud or in respect of any other liability which cannot be excluded or restricted by law.

10.2

Except in relation to liability governed by Clauses 10.1, the Licensor’s total liability to the Licensee arising out of or in connection with this Agreement (whether in contract, tort (including negligence), breach of statutory duty or otherwise) shall not exceed the amount of the aggregate Licence Fee which has been paid by the Licensee to the Licensor.

10.3

Neither party shall be liable to the other (whether in contract, tort (including negligence), breach of statutory duty or otherwise) arising out of or in connection with this Agreement for any loss of profit, production, data, goodwill or business opportunities or anticipated savings or benefits or for any type of indirect, special or consequential loss, even if that loss or damage was reasonably foreseeable or that party was aware of the possibility of that loss or damage arising.

10.4

Any claim for breach of contract, tort (including negligence), breach of statutory duty or otherwise, arising out of or in connection with this Agreement shall be brought within 6 months of the act or omission which is alleged to have caused the loss in question or the date on which the claiming party became aware or ought to have become aware of such act or omission, whichever is later.

11.	Undertakings of the Licensee

11.1	The Licensee agrees and undertakes throughout the Term that it shall:-

(a)

at its own expense and before the time agreed for installation or activation of the Software and Services, prepare and provide the necessary, compatible operational equipment, software and connection specified by Licensor;

(b)	not alter, copy, modify or tamper with any software provided by Licensor;

(c)	install such measures as may be necessary to protect the security and integrity of related hardware or software, whether owned by the Licensor or Licensee;

(d)	where required and applicable, comply with all security or encryption standards, rules and procedures mandated by Licensor; and

(e)	achieve minimum annual gross sales of USD 1,200,000, failing which the Licensor has the right to terminate the exclusivity of the Software license granted to the Licensee. .

12.	Undertakings of Licensor

12.1

The Licensor shall take all reasonable measures to ensure that the Software is available to the Licensee and the Users “as-a-service” over the Internet and it operates throughout the Term in accordance with its specifications.  The Licensor shall be entitled to provide such services and technical support either directly or through an third party or related entity nominated by it.

12.3	The Licensor will provide training on the use and operation of the Software to the Licensee’s personnel at such times and on such terms as the parties shall agree.

13.	Term and Termination

13.1

This Agreement will commence on the date hereof and will continue in force for a period of two (2) years (the “Initial Term”), and thereafter by agreement between the parties, for successive periods of 1 year each (each an “Extended Term”)]. Either party may terminate this Agreement by giving to the other at least three (3) month’s prior written notice after the expiration of the Initial Term or any Extended Term.

13.2	The Licensor may terminate this Agreement (or suspend the provision of the Software) by written notice to the Licensee with immediate effect upon the occurrence of any of the following events:-

(a)	if the Licensee commits a material breach of any provision of this Agreement and the breach is not capable of remedy; or

(b)

if the Licensee commits a material breach or a persistent breach of any provision of this Agreement which is capable of remedy and fails to remedy such breach [within 30 days] after receipt of a written notice specifying the breach and requiring it to be remedied; or

(c)

if the Licensee has committed any criminal or fraudulent act, or is guilty of conduct tending to bring itself, the Licensor or any company associated with or affiliated to the Licensor into disrepute or takes any action which damages the integrity, reputation or goodwill of the Licensor; or

(d)	if the Licensee sells or disposes of its business or if there is a change in control of the Licensee or its business (without the same having been approved by the Licensor); or

(e)	the Licensee changes its name or the nature of its business (without the same having been approved by the Licensor); or

(f)

if the Licensee passes a resolution for a voluntary winding up or a winding up order is made (except for the purpose of a bona fide amalgamation or reconstruction previously approved in writing by the Licensor); or a receiver, administrative receiver, administrator or manager is appointed or an encumbrancer takes possession of the undertaking or assets (or any part thereof) of the Licensee; or if the Licensee is unable to pay its debts or ceases or threatens to cease to carry on business or enters into an arrangement or composition with or assignment for the benefit of, its creditors.

13.3	Upon termination or expiry of this Agreement howsoever caused:-

(a)

the Licensee shall pay to the Licensor all arrears of the Licence Fees and other payments payable by the Licensee to the Licensor in respect of this Agreement. There shall be no refund to the Licensee of any fees or charges paid which relate or are attributable to the period after the date of termination;

(b)

the Licensee shall, no later than [14 days] after termination, return to the Licensor or destroy or erase (if the Licensor so instructs) the Software [and the Documentation] (including any Software stored on a hard disk of any computer in its possession or under its control), as well as any technical information or other data supplied to the Licensee during this Agreement and any copies made of the whole or any part of them and shall provide the Licensor with a statement certified by a director of the Licensee that this has been done; and

(c)

the Licensee shall, no later than [14 days] after termination, return to the Licensor all other materials, books, records or documents otherwise pertaining to the intellectual property, the Software or any related systems.

13.4

The termination of this Agreement shall not affect any provision of this Agreement which by its wording or nature is intended to remain effective and to continue to operate in the event of termination of this Agreement, and shall not prejudice or affect the rights of either Party against the other in respect of any breach of the terms and conditions of this Agreement.

13.5

On termination of this Agreement for any reason, the parties shall have no further obligations under this Agreement. Such termination shall be without prejudice to the rights and remedies of the parties in respect of any breach of this Agreement occurring prior to such termination.

14.	Assignment, Variation of Agreement

14.1

The Licensee shall not, without the prior written consent of Licensor, assign or transfer any of its rights or obligations under this Agreement.  This Agreement may be varied only by the agreement of both parties in writing provided that Licensor shall be entitled at any time to vary or supplement such terms of this Agreement which relate to matters purely of an operational nature by giving not less than [30 days’] written notice to the Licensee.

15.	Governing Law

15.1

This Agreement and any disputes shall in all respects be exclusively governed by and interpreted in accordance with the laws of the Hong Kong SAR and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong to determine any disputes hereunder.

16.	Entire Agreement

16.1

This Agreement, including relevant schedules, comprise the entire agreement and understanding between the parties with respect to the Software specified and agreed upon in the Agreement and supersedes all prior written agreements and understandings between them with respect to the Software provided.  Other terms and conditions of Licensor and/or the Licensee, referred to or attached to any instrument issued by parties do not apply to the Software and services agreed in this Agreement.

17.	No partnership

17.1

Nothing in this Agreement shall be construed as constituting a partnership, joint venture, association, or other co-operative entity or agency relationship between the parties and neither party shall have any authority to act on behalf of the other nor to bind the other in any way, except as expressly permitted by the provisions of this Agreement.

18.	Force Majeure

18.1

No failure or omission by any party to carry out its obligations or observe any of the stipulations or conditions of this Agreement, shall give rise to any claims against the party in question or be deemed a breach of this Agreement, if such failure or omission arises from force majeure.  For the purposes of this Agreement “force majeure” shall mean any cause preventing either party from performing all or any of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the party so prevented (including acts of God, war or warlike hostilities, civil commotion, riots, blockades, embargos, sabotage, strikes, lockout, shortage of labour, delay in deliveries of whatsoever from sub-contractors or machine failure, compliance with or changes in any law or governmental order, rule, regulation or direction).

19.	Notices and Consents

19.1

Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by post (by airmail if overseas) or fax to the address and for the attention of the relevant party set out in Clause 19.3.  Any alteration to such details shall be notified to the other parties in accordance with this Clause but shall not take effect until five days after the notice of the alteration has been given.

19.2	Unless there is evidence of earlier delivery, a notice or other communication shall be deemed given:-

(a)	if delivered personally, when left at the address referred to in Clause 19.1;

(b)	if sent by post, two Business Days after the date of posting;

(c)	if sent by airmail, five Business Days after the date of posting; and

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

19.3	The addresses and fax numbers of the parties for the purposes of Clause 19.1 are:

The Licensor

Address:	Suite 1802, 18th Floor, Chinachem Exchange Square, 1 Hoi Wan Street, Quarry Bay, Hong Kong

For the attention of:	Christopher Wong

Fax number:	852 3100 0567

The Licensee

Address:	Suite 1802, 18th Floor, Chinachem Exchange Square, 1 Hoi Wan Street, Quarry Bay, Hong Kong

For the attention of:	Stephen Wong

Fax number:	N/A

19.4	In proving service by first class post, it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted.

19.5	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail or telex.

IN WITNESS whereof the Parties have signed this Agreement the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
)
Social Media Broadcast (SMB) Limited	) ___________________________
)
in the presence of :-)

SIGNED by	)
)
for and on behalf of	)
)
Media Analytics Corporation	) ___________________________
)
in the presence of :-)